NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan

FOR IMMEDIATE RELEASE

Dennard Rupp Gray & Easterly (DRG&E)

713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2010 THIRD QUARTER RESULTS

Revenues increased 15% sequentially
Equipment leasing revenues rose 88% sequentially

HUNTSVILLE, TX – DECEMBER 8, 2009 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2010 third quarter ended October 31, 2009.

The Company’s total revenues for the third quarter of fiscal 2010 were $14.5 million, approximately the same as revenues in the third quarter of fiscal 2009. Revenues increased by approximately $1.8 million when compared to revenues of $12.7 million for the second quarter of fiscal 2010. The Company reported net income of $1.0 million, or $0.10 per diluted share, for the third quarter of fiscal 2010 compared to net income of $2.7 million, or $0.27 per diluted share, for the third quarter of fiscal 2009. This compares to a net loss of $1.0 million, or $(0.10) per share for the second quarter of fiscal 2010. Fiscal 2010 third quarter results include a $730,000 charge to the Company’s provision for doubtful accounts.

Bill Mitcham, the Company’s President and CEO, stated, “While our total revenues for the third quarter were essentially flat with a year ago, they increased on a sequential basis. Also, our core equipment leasing revenues rose substantially from the second quarter of this year despite a year over year decline. Our Seamap segment, as expected, had another solid quarter, primarily due to a scheduled shipment on our Polarcus contract and continued repair, service and spare parts sales.

“Despite continuing challenges in the oil and gas industry, we see several positive developments which could benefit our business for the remainder of this fiscal year and the beginning of fiscal 2011. We are providing equipment for a number of projects in South America, and our opportunities in that region are enhanced by the opening of our new branch operations in Peru and Colombia. We also continue to see good prospects in Southeast Asia. In the third quarter, we delivered a GunLink 4000 system to Polarcus for the third of their new-build vessels, the Samur. However, delivery of the BuoyLink RGPS system for that vessel has slipped into the fourth quarter of this fiscal year. We expect to deliver GunLink 4000 and BuoyLink RGPS systems to Polarcus for a fourth vessel, the Alima, in the fourth quarter of this fiscal year. Also, prospects for the upcoming winter season in Russia are anticipated to be much better than last year based on an increasing number of inquiries, bids and signed contracts.

“With the renewal of our equipment lease agreement with Sercel, which we announced last quarter, we continue as the exclusive short-term rental agent for Sercel’s DSU3 digital sensor unit throughout the world, excluding China and parts of the Commonwealth of Independent States. We are seeing substantial interest in this equipment from a variety of new and existing customers. Also, under this renewed agreement, we became the exclusive short-term rental agent for all of Sercel’s downhole tools in North and South America, and we are adding 24 levels of a new high temperature, high pressure Sercel downhole tool to our lease pool before the end of this month. Overall, we are seeing signs of improvement in several of our markets, especially internationally, and believe we are well positioned to capitalize on an expected recovery.”

THIRD QUARTER FISCAL 2010 RESULTS

While total revenues for the fiscal 2010 third quarter were approximately equal to the third quarter a year ago, revenues rose 15% from the second quarter of this fiscal year, driven primarily by improved activity in North America. While activity in North America remains generally subdued, the Company benefited from providing 9,000 stations of Sercel DSU-3 digital sensors to a large survey that was conducted in the United States during the quarter.

A significant portion of the Company’s revenues are generated from sources outside the United States. Revenues from international customers were approximately 63% of total revenues during the third quarter of fiscal 2010, which is comparable to the same period last year.

Core revenues from equipment leasing, excluding equipment sales, were $9.0 million compared to $10.0 million in the same period a year ago, a 10% year over year decline. Leasing revenues were impacted by weaker year over year demand for seismic equipment and services due to the lower level of global oil and gas exploration activity as compared to a year ago. However, core equipment leasing revenues increased 88% from the second quarter of this fiscal year as the Company benefited from a large job in the United States and improving demand in other parts of the world.

Sales of new seismic, hydrographic and oceanographic equipment were $444,000 compared to $1.8 million in the comparable period a year ago, and sales of lease pool equipment were $808,000 compared to $333,000 in the third quarter of fiscal 2009.

Seamap equipment sales increased 78% to $4.2 million from $2.4 million in the comparable period a year ago, primarily due to the shipment for the Polarcus Samur. Seamap sales in the third quarter of fiscal 2010 were 40% lower than in the second fiscal quarter when the shipments to Polarcus began. The Company delivered two GunLink 4000 fully distributed digital gun controller systems and two BuoyLink RGPS tail buoy positioning systems for the first two Polarcus vessels, the Nadia and the Naila, during the second quarter of this fiscal year and, as discussed above, delivered one GunLink system for the Polarcus Samur during the third fiscal quarter. Delivery of the BuoyLink RGPS system for the Samur has slipped into the fourth quarter.

Total gross profit in the fiscal 2010 third quarter was $6.2 million compared to $7.3 million in the third quarter of fiscal 2009, a 15% decline. The fiscal 2010 third quarter year over year gross profit decline was primarily attributable to lower leasing revenues and higher depreciation expense related to new lease pool equipment that the Company acquired during fiscal 2009. Sequentially, gross profit rose 85% in the third quarter of fiscal 2010 to $6.2 million from $3.3 million in the previous quarter. Gross profit margin for the third quarter of fiscal 2010 was 42% compared to 50% in the same period a year ago and to 26% in the second quarter of this fiscal year.

General and administrative (“G&A”) costs for the third quarter of fiscal 2010 were $3.8 million compared to $3.9 million in the third quarter of fiscal 2009. During the third quarter, the Company recorded a $730,000 charge to provision for doubtful accounts. In the third quarter of fiscal 2009, the Company recorded a $424,000 charge to provision for doubtful accounts.

Operating income for the third quarter of fiscal 2010 was $1.4 million compared to $2.7 million in the comparable period a year ago. The Company recorded provision for income taxes of $388,000 in the fiscal 2010 third quarter compared to an income tax benefit of $20,000 in the third quarter of fiscal 2009. The fiscal 2009 period includes a tax benefit of $0.9 million resulting from the elimination of uncertain tax positions upon the expiration of the period in which certain prior periods could be examined by taxing authorities.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter was $6.4 million, or 44% of total revenues, compared to $6.8 million, or 47% of total revenues, in the same period last year. This compares to EBITDA of $3.3 million, or 26% of total revenues, for the second quarter of fiscal 2010. Adjusted EBITDA, which excludes stock-based compensation expense, was $6.7 million, or 46% of total revenues, in the third quarter compared to $7.3 million, or 50% of total revenues, in the third quarter of last year and to $3.7 million, or 30% of total revenues, in the second quarter of this fiscal year. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled to reported net (loss) income, the most comparable GAAP measure, in Note A under the accompanying financial tables.

YEAR TO DATE RESULTS

Total revenues for the first nine months of fiscal 2010 were $37.8 million compared to $50.6 million in the first nine months of fiscal 2009. Core equipment leasing revenues were $20.2 million for the first nine months of fiscal 2010 versus $30.0 million for the first nine months of fiscal 2009. Sales of new seismic, hydrographic and oceanographic equipment for the first nine months of fiscal 2010 were $2.8 million versus $7.0 million in the same period a year ago. Sales of lease pool equipment were $978,000 compared to $2.7 million a year ago. Seamap equipment sales for the first nine months of fiscal 2010 were $13.9 million compared to $11.0 million in the first nine months of fiscal 2009.

The Company reported an operating loss for the first nine months of fiscal 2010 of $80,000 compared to operating income of $11.3 million in the first nine months of fiscal 2009. Income before income taxes was $22,000 for the first nine months of fiscal 2010 compared to $11.8 million in the same period a year ago. The Company recorded a provision for income taxes of $86,000 in the first nine months of fiscal 2010 compared to $3.1 million in the same period of fiscal 2009. The Company reported a net loss for the first nine months of $64,000, or $(0.01) per share, compared to net income of $8.6 million, or $0.84 per diluted share, in the same period a year ago.

EBITDA for the first nine months of fiscal 2010 was $14.2 million, or 38% of total revenues, compared to $23.6 million, or 47% of total revenues, in the first nine months of fiscal 2009. Adjusted EBITDA was $15.4 million, or 41% of total revenues, in the first nine months of fiscal 2010 compared to $25.3 million, or 50 % of total revenues, in the first nine months of last year.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, December 9, 2009 at 9:00 a.m. Eastern time to discuss its fiscal 2010 third quarter results. To access the call, please dial (480) 629-9722 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through December 16, 2009 and may be accessed by calling (303) 590-3030, and using the passcode 4186000#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Lima, Peru; Bogota, Colombia and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include possible decline in demand for seismic data and our services; the effect of recent declines in oil and natural gas prices on exploration activity; the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing; loss of significant customers; defaults by customers on amounts due us; possible impairment of long-lived assets; risks associated with our manufacturing operations; foreign currency exchange risk; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

- Tables to follow -

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	October 31, 2009
	(unaudited)	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$6,400	$5,063
Restricted cash	483	969
Accounts receivable, net	15,400	12,415
Current portion of contracts receivable	872	836
Inventories, net	5,931	3,772
Costs incurred and estimated profit in excess of billings on uncompleted contract	509	1,787
Income taxes receivable	—	1,000
Deferred tax asset	1,521	1,682
Prepaid expenses and other current assets	1,241	1,535
Total current assets	32,357	29,059
Seismic equipment lease pool and property and equipment, net	64,888	64,251
Intangible assets, net	2,742	2,744
Goodwill	4,320	4,320
Deferred tax asset	1,288	—
Long-term portion of contracts receivable	3,217	3,806
Other assets	55	47

Total assets	$108,867	$104,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,850	$13,561
Current maturities – long-term debt	308	—
Income taxes payable	1,678	—
Deferred revenue	508	424
Accrued expenses and other current liabilities	2,466	3,877
Total current liabilities	10,810	17,862
Non-current income taxes payable	2,972	3,260
Deferred tax liability	—	32
Long-term debt, net of current maturities	11,345	5,950
Total liabilities	25,127	27,104
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 20,000 shares authorized; 10,737 and 10,725 shares issued at October 31, 2009 and January 31, 2009, respectively	107	107
Additional paid-in capital	75,460	74,396
Treasury stock, at cost (924 and 922 shares at October 31, 2009 and January 31, 2009, respectively)	(4,833)	(4,826)
Retained earnings	9,663	9,727
Accumulated other comprehensive income (loss)	3,343	(2,281)

Total shareholders’ equity	83,740	77,123

Total liabilities and shareholders’ equity	$108,867	$104,227

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months		For the Nine Months
	Ended October 31,		Ended October 31,
	2009	2008	2009	2008
Revenues:
Equipment leasing	$9,037	$10,043	$20,165	$29,916
Lease pool equipment sales	808	333	978	2,738
Seamap equipment sales	4,241	2,385	13,882	10,952
Other equipment sales	444	1,787	2,787	6,971

Total revenues	14,530	14,548	37,812	50,577

Cost of sales:
Direct costs — equipment leasing	748	810	2,201	1,595
Direct costs — lease pool depreciation	4,610	3,781	13,127	11,094
Cost of lease pool equipment sales	473	143	570	1,375
Cost of Seamap and other equipment sales	2,534	2,554	8,645	10,511

Total cost of sales	8,365	7,288	24,543	24,575

Gross profit	6,165	7,260	13,269	26,002
Operating expenses:
General and administrative	3,809	3,893	11,280	13,103
Provision for doubtful accounts	730	424	1,379	519
Depreciation and amortization	213	287	690	1,046

Total operating expenses	4,752	4,604	13,349	14,668

Operating income (loss)	1,413	2,656	(80)	11,334
Other income (expenses):
Interest, net	(122)	36	(303)	409
Other, net	123	29	405	37

Total other income	1	65	102	446

Income before income taxes	1,414	2,721	22	11,780
Benefit (provision) for income taxes	(388)	20	(86)	(3,136)

Net (loss) income	$1,026	$2,741	$(64)	$8,644

Net (loss) income per common share:
Basic	$0.10	$0.28	$(0.01)	$0.89

Diluted	$0.10	$0.27	$(0.01)	$0.84

Shares used in computing net (loss) income per common share:
Basic	9,805	9,776	9,795	9,764

Diluted	9,969	10,188	9,795	10,303

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended
	October 31,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(64)	$8,644
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	13,912	12,258
Stock-based compensation	1,119	1,691
Provision for doubtful accounts	1,379	518
Provision for inventory obsolescence	13	230
Gross profit from sale of lease pool equipment	(408)	(1,363)
Excess tax benefit from exercise of non-qualified stock options	(45)	(96)
Benefit from deferred income taxes	(1,553)	(190)
Changes in non-current income taxes payable	(288)	(598)
Changes in working capital items:
Accounts receivable	(2,186)	(3,970)
Contracts receivable	(36)	(88)
Inventories	(1,468)	(601)
Prepaid expenses and other current assets	(268)	(1,051)
Income taxes receivable and payable	3,073	(390)
Costs incurred and estimated profit in excess of billings on uncompleted contract	1,746	—
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(1,339)	(4,885)

Net cash provided by operating activities	13,587	10,109

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(18,828)	(24,620)
Purchases of property and equipment	(358)	(488)
Sale of used lease pool equipment	978	2,738
Net cash used in investing activities	(18,208)	(22,370)

Cash flows from financing activities:
Net proceeds from line of credit	5,300	8,400
Payments on borrowings	—	(1,500)
Proceeds from (purchases of) short-term investments	871	(1,413)
Proceeds from issuance of common stock upon exercise of stock options, net of stock surrendered to pay taxes	(12)	184
Excess tax benefit from exercise of non-qualified stock options	45	96

Net cash provided by financing activities	6,204	5,767
Effect of changes in foreign exchange rates on cash and cash equivalents	(246)	(1,588)

Net increase (decrease) in cash and cash equivalents	1,337	(8,082)
Cash and cash equivalents, beginning of period	5,063	13,884

Cash and cash equivalents, end of period	$6,400	$5,802

Supplemental cash flow information:
Interest paid	$461	$201
Income taxes paid	$820	$3,314
Purchases of seismic equipment held for lease in accounts payable at end of period	$4,577	$4,526

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net (Loss) Income to EBITDA
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
		(in thousands)		(in thousands)
Net (loss) income	$1,026	$2,741	$(64)	$8,644
Interest expense (income), net	122	(36)	303	(409)
Depreciation and amortization	4,857	4,105	13,912	12,258
Provision (benefit) for income taxes	388	(20)	86	3,136

EBITDA (1)	6,393	6,790	14,237	23,629
Stock-based compensation	279	528	1,119	1,691

Adjusted EBITDA (1)	$6,672	$7,318	$15,356	$25,320

(1)	EBITDA is defined as net income (loss) before (a) interest income, net of interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$10,289	$12,163	$23,930	$39,625
Seamap	4,360	2,601	14,215	11,208
Inter-segment sales	(119)	(216)	(333)	(256)

Total revenues	14,530	14,548	37,812	50,577

Cost of sales:
Equipment Leasing	6,254	6,118	18,444	19,089
Seamap	2,262	1,325	6,602	5,766
Inter-segment costs	(151)	(155)	(503)	(280)

Total cost of sales	8,365	7,288	24,543	24,575

Gross profit	$6,165	$7,260	$13,269	$26,002

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